UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.
Southeastern Asset Management, Inc.

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The following letter was sent to the Board of Directors of Dell Inc. (“Dell”) on May 9, 2013:

Southeastern Asset Management, Inc. ® Advisor to Longleaf Partners Funds 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	Icahn Enterprises L.P. 767 Fifth Avenue New York, New York 10153

          May 9, 2013

Board of Directors
Dell Inc.
One Dell Way
Round Rock, Texas 78682
Attn.:  Lawrence P. Tu
Senior Vice President, General Counsel and Secretary

Re:  A Fair Proposal For ALL Dell Shareholders

Dear Board Members:

We are a group of Dell Inc. shareholders that own in the aggregate approximately 13% of the outstanding shares of Dell Inc.  From the announcement of the Agreement and Plan of Merger, dated as of February 5, 2013 (the “Going Private Transaction) we have stated repeatedly that we believe that the Going Private Transaction is not in the best interests of Dell shareholders and substantially undervalues the company.  As a result, we will vote against the Going Private Transaction.

THE ICAHN/SOUTHEASTERN PROPOSAL

AS AN ALTERNATIVE TO THE GOING PRIVATE TRANSACTION WE MAKE THE FOLLOWING PROPOSAL:

1.      IN OUR PRPOSOSAL DELL SHAREHOLDERS WOULD HAVE THE RIGHT TO CONTINUE AS OWNERS AND KEEP THEIR EXISTING EQUITY POSITION IN DELL.

2.      IN ADDITION IN OUR PROPOSAL DELL SHAREHOLDERS WOULD BE GIVEN THE OPPORTUNITY TO ELECT TO RECEIVE A DISTRIBUTION OF: (X) $12.00 PER SHARE IN CASH, OR (Y) $12.00 IN ADDITIONAL SHARES VALUED AT $1.65 PER SHARE.  BOTH ICAHN AND SOUTHEASTERN WOULD ELECT TO RECEIVE ADDITIONAL SHARES RATHER THAN CASH.

3.      FINANCING FOR OUR PROPOSAL WILL BE OBTAINED FROM EXISTING CASH AT DELL AND APPROXIMATELY $5.2 BILLION IN NEW DEBT.  IT SHOULD BE NOTED THAT THE MICHAEL DELL GOING PRIVATE TRANSACTION PROVIDES FOR AN AGGREGATE OF APPROXIMATELY $16 BILLION OF DEBT.  HOWEVER, IN ANY CASE WE INTEND TO OBTAIN A BRIDGE LOAN TO GUARANTEE THE AVAILABILITY OF THE $5.2 BILLION OF NEW DEBT FOR OUR PROPOSAL.

Board of Directors
Dell Inc.
May 9, 2013

WE BELIEVE THAT OUR PROPOSAL IS SUPERIOR TO THE GOING PRIVATE TRANSACTION, IN THAT UNDER OUR PROPOSAL SHAREHOLDERS CAN RECEIVE $12 IN CASH AND STILL SHARE IN THE FUTURE OF DELL, AN OPPORTUNITY THAT WE THINK IS WORTH SIGNIFICANTLY MORE THAN $1.65 PER SHARE (SEE BELOW).

THE DELL GOING PRIVATE TRANSACTION - - THE “GREAT GIVEAWAY”

We want this Board to hear from both Icahn and Southeastern loud and clear that it is insulting to shareholders’ intelligence for the Board to tell them that this Board only has the best interests of shareholders at heart, and then accept Michael Dell’s offer to purchase the company he founded for $13.65 per share, a price far below what we consider its value to be.  You not only sanctioned Michael Dell’s offer, which amazingly allows him to purchase the company from shareholders with their own money but, to add insult to injury, you have agreed to give Mr. Dell a break-up fee of up to $450 million.

We are often cynical about corporate boards but this Board has brought that cynicism to new heights.  When Mr. Dell, who knows this company better than anyone on the planet, offered to purchase the company, why couldn’t the Board give shareholders the choice of either taking the money that Michael Dell offered or offer shareholders an obvious alternative which would give shareholders basically the same amount of cash Mr. Dell was offering but also allow them to continue to profit if the company prospered?  After all, many loyal shareholders held on while management and the Board oversaw the decline of the company these many years.  Instead, astonishingly, we believe the Board basically said “thank you Michael for offering to purchase the company with the shareholders’ own money at a bargain price and, by the way, if anyone dares to offer a higher value like our proposal and you don’t want to compete with it, have no fear because we will award you a break-up fee of up to $450 million.  And even if we find the competing offer to be a “superior offer”, we will still pay you at least $180 million.”

Evercore Partners, the investment banker Dell purportedly hired to euphemistically “go shop” the company, has told Mr. Icahn on more than one occasion that the “independent committee” has only one concern, and that is to do what is right for shareholders.  Our proposal gives the Board a final chance to prove that what they say is correct.  The following explication of the offer makes it abundantly clear that our proposal is “superior”.  However, in the event that the Board does not find our offer to be “superior” and insist on presenting the Dell offer for a shareholder vote, we will work assiduously to persuade all shareholders to reject the Dell offer.  We will then, at the annual meeting, put up a slate of 12 directors to challenge the current board.   If elected, our slate will effectuate our proposal as discussed below.

This company has suffered long enough from very wrong-headed decisions made by the Board and its management.  Do not make another by putting the company through an unnecessary debilitating proxy fight.  Allow the shareholders to decide for themselves which offer they choose.

Board of Directors
Dell Inc.
May 9, 2013

SHAREHOLDERS SHOULD BE ABLE TO STICK WITH THEIR DELL STOCK, WHICH HAS GREAT POTENTIAL FOR GROWTH

It is not lost on shareholders that instead of working for them in an effort to regain Dell’s prior value, that Michael Dell would rather buy Dell from shareholders at trading levels more in line with the late 1990s.  We have great respect for Michael Dell for creating and building Dell and also for the “negotiating” ability he has shown in getting his Board to grant to him this almost absurd bargain.    However, we believe all shareholders (at their discretion) should have the opportunity to participate in the upside potential we believe is present, not solely Michael Dell and an opportunistic buyout group leveraging to the hilt the company’s own assets with very little of their own equity.  We believe that it is obvious that the Board and managements’  significant technological and strategic misses have driven a 50%+ decline in Dell shares over the recent years and culminated in a substandard insider offer to purchase the company.  This is the reason why we are here today.

In an effort to justify its giveaway agreement with Michael Dell, the Board has laid out several potential operating cases.  But shareholders were not also shown alternative cases, which in our view would yield a significant opportunity for upside.  We believe the Board focuses primarily on mature business lines, proposes limited operational improvements, does not recognize meaningful long-term revenue growth drivers and offers no capital structure improvements.  Despite this methodical sleight of hand and supporting public relations campaign, we firmly believe there are several more positive operating cases that were not shared that we believe would conservatively support a superior value.

To no one’s surprise the PC market is challenged.  However, in our view, it is far from an obsolete technology, but one that is maturing and ultimately somewhat cyclical.  Furthermore, in our view, the PC is not where the ultimate long-term opportunity lies for Dell, something we are confident Michael Dell is betting on, while leaving shareholders out in the cold.  At the end of the day, we believe the current Dell proposal grossly under-values the long-term prospects of the company’s numerous varied businesses and opportunities that a capable management would capitalize on.

Dell has a meaningful opportunity to upgrade its overall global operations.  This includes reining in years of excessive and bloated overhead, marketing and supply chain costs as highlighted by BCG. Simply by taking a look at the Dell website, one can extrapolate the multitude of almost infinite product options.  Dell’s complexity comes at a steep cost.  Even more importantly the excessive customization options no longer suit the marketplace needs.   We believe the reality is a small percentage of SKUs actually make up a meaningful percentage of overall revenues.   By reducing SKUs and configurations, we believe Dell has the opportunity to immediately address the permanent cost disadvantages it has when compared to several offshore competitors.

Board of Directors
Dell Inc.
May 9, 2013

 It is also to no one’s surprise that the entire industry has moved from a build to order model to a more efficient build to stock model. We also believe that Dell has a meaningful opportunity to rationalize fulfillment centers and merge assembly plants where appropriate. This may also include returning some manufacturing onshore closer to U.S. based customers, a potential boon to domestic manufacturing jobs. Finally, we believe there exists thoughtful opportunities to spin-off particular business units that are no longer core. Collectively, we believe there is a significant cost saving opportunity as noted in the BCG reports filed by Dell, that will not only greatly improve Dell’s competitive position globally but also set the company up to excel in the marketplace for years to come.

Most importantly, we note Dell is not solely a cost story.  Dell is a proud 29 year old global brand with key relationships with some of the world’s most dynamic suppliers (including Microsoft and Intel which have a vested interest in Dell’s success), enterprises (small, medium and large), and individual loyal customers.  We truly believe the best days for Dell are yet to come and the company has a tremendous opportunity to build on its strong platform.   We believe by targeting such growth sectors as packaged business applications, cloud based solutions, and facilities automation, among many others, Dell is poised to expand in areas with meaningful potential value.   Dell should also look to smartly grow opportunistically through value-added acquisitions in key areas such as business applications and networked storage while continuing to leverage the nearly $14billion in historical acquisitions executed to expand beyond the core PC business.   Finally, we cannot underestimate the international opportunities we believe Dell can capitalize on, particularly in emerging markets including China, India and Brazil.   These markets are important today and increasingly so over the long-term.  For instance the China PC market has already surpassed the size of US market.   Dell needs to continue to position itself as the vendor of choice in these markets.

It does not take a mathematician to understand that $12.00 in cash and a stub equity component with, as outlined in our view, significant upside operating potential, is superior to only $13.65 in cash.  The Going Private Transaction leaves all of the upside to Michael Dell and an opportunistic buyout group with only their own interests in mind.   However, under our proposal, assuming 20% of the current shares outstanding (including those held by Icahn and Southeastern) elect not to receive any cash consideration and receive stock consideration, we estimate* the remaining stub will earn between $0.50 and $0.89 in annual near-term pre-tax EPS with potential long-term earnings above this current depressed level, as we execute on our aforementioned plans.

* Assumes fully diluted shares outstanding of 1,802 million (1,747 million shares outstanding as of 3/6/13 + RSUs + in the money options). Assumes 20% of fully diluted shares outstanding do not elect cash for a total pro forma fully diluted shares outstanding of 4,422 million.

Board of Directors
Dell Inc.
May 9, 2013

Assuming a mere 4.0x-6.0x multiple would ascribe what we view as a fair value at between $1.98 and $5.35 consideration (a similar value is arrived at using EV/EBITDA methodology).  This is simple math, which shows the substantial upside potential optionality when compared to the $1.65 additional cash available from Michael Dell.  To us this is a no brainer.  Our proposal will also leave the company less levered than the proposed Going Private Transaction.  The question remains in our mind, why support a management team that would in our opinion, rather over leverage, a private company with a buyout partner than operate under conservative assumptions publicly to the benefit of all shareholders?

We believe Dell can make the needed transition from an elite maker of computers to a global provider of services to enterprises and thrive as a public company.  Dell just needs the right management team in place to execute on the opportunity we have laid out, a team that is incentivized to work for all shareholders and not just themselves - - a team that we believe a new board operating outside of the constraints of this hostile situation, could certainly assemble.   We wholeheartedly believe shareholders deserve the right to participate in Dell’s transformation, which is already underway.   We have no doubt that Dell will emerge as a complete global end to end solutions provider for its customers including software, services, enterprise and user computing.   Most importantly, we believe shareholders such as ourselves should be there too.

The Icahn team, as investors actively involved on corporate boards, has experienced many significant successes with struggling businesses that were turned around from the date that our nominees joined those boards, by new management teams they helped to install.

Cash proceeds to shareholders will be sourced from cash and cash related sources (12/31/12 balance sheet cash, incrementally assumes a closing date of 7/31 therefore includes two quarters cash generation estimated at $1.4 billion), incremental receivables financing (12/31/12 balance sheet financing receivables at 100% less structured financing debt) and a new bridge loan of approximately $5.2 billion. Assumes blended debt interest of 5.5% and cash interest of 0.5%.

Earnings estimates exclude $250 million in foregone interest on the financing receivables. Earnings estimates assume the 2014E operating cases presented by the company in its proxy filings, including the Board plan ($3 billion in operating income) and the three BCG cases (BCG Base Case $3.4 billion, BCG 25% Case $3.4 billion and BCG Case 75% $3.6 billion). We also believe there is a significant cost savings opportunity as noted in the BCG reports filed by Dell in calculating $3.350 billion of potential cost take-outs. We have assumed approximately 50% of that amount or $1.750 billion in cost savings on top of the Board plan as the outside range.

Operating cases do not include potential upside opportunities such as asset sales, business units spin-outs, international growth accelerating, and new acquisitions or business lines.

Board of Directors
Dell Inc.
May 9, 2013

For example, Biogen (gain in excess of approximately $35 billion in shareholder value), Motorola Mobility (gain in excess of approximately $3 billion in shareholder value), Imclone (gain in excess of approximately $3.5 billion in shareholder value) and Chesapeake (gain in excess of approximately $1 billion in shareholder value) to name a few.  We believe that, with the help of directors selected by Icahn and Southeastern, Dell could also achieve great success with new management.  We further believe that it would be unconscionable for the Dell Board to deny shareholders the opportunity to participate in that potential for success.  In fact, we believe that if the Board does deny shareholders this choice and Michael Dell makes large returns by buying Dell at $13.65 per share the Board should be held personally accountable and liable.

THE CHOICES FOR THE DELL BOARD AND DELL SHAREHOLDERS

As Icahn has expressed to Dell’s financial advisor, Evercore Partners, we believe that our proposal is better for all Dell shareholders - - not just Michael Dell.  We urge the Board to put our proposal before Dell’s shareholders, preferably by recognizing it as a Superior Proposal and proceeding with our proposal in lieu of the Going Private Transaction, or alternatively by calling an annual meeting simultaneously with the vote of shareholders on the Going Private Transaction.

If this Board will not agree to our proposal, then we request that the Board announce that it will combine the vote on the Going Private Transaction with an annual meeting to elect a new board of directors.  We then intend to run a slate of directors at the Dell annual meeting that, if elected, will implement our proposal as set forth above.  In that way shareholders will have a real choice between the Going Private Transaction and our proposal.

We believe that Dell was not properly shopped in the period that led to the signing of the merger agreement with Michael Dell.  In the circumstance of Dell, neither a “go-shop” nor a “no-shop” period can be considered an adequate substitute for properly shopping the company prior to entering into any merger agreement.  By signing up with Michael Dell and promising his group a breakup fee of from $180 million to $450 million the company facilitated his bid by providing the money to pay for lender commitments if the Going Private Transaction fails.  We believe that this is a massive and unfair advantage to Michael Dell.

Given that fact, and the fact that a significant percentage of your shareholders have already indicated their dissatisfaction with the Going Private Transaction, the Dell board should do the right thing and provide shareholders with the opportunity to vote for our proposal side by side with the Going Private Transaction in a single meeting and Dell should do everything necessary to create a level playing field, including holding the annual meeting and the vote on the Going Private Transaction at a single meeting.

We continue to believe, as apparently does Michael Dell and his partner Silver Lake, that the future of Dell is bright.  We see no reason that the future value of Dell should not accrue to ALL the existing Dell shareholders — not just Michael Dell.  IF THE GOING PRIVATE TRANSACTION TURNS OUT TO BE A HOME RUN FOR MICHAEL DELL IN THE COMING YEARS, WHICH WE EXPECT WILL IN FACT OCCUR, IT MAY WELL BE ATTRIBUTED TO AN ERROR BY THE DELL BOARD.  THIS IS THE LITIGATION RISK THAT YOU NOW FACE.  EITHER GIVE SHAREHOLDERS THE REAL CHOICE THEY ARE ENTITLED TO OR FACE THE LEGAL LIABILITY FOR YOUR FAILURES.

YOU NOW HAVE THE OPPORTUNITY TO AMELIORATE THE DAMAGE THAT WE BELIEVE YOU HAVE CAUSED TO DELL AND ITS SHAREHOLDERS BY FOLLOWING THE FAIR AND REASONABLE PATH SET FORTH IN THIS LETTER.  IT IS NOT TOO LATE TO DO THE RIGHT THING, AND THEREBY ANSWER THE ONGOING CRITICISM AND LEGAL ATTACKS THAT THE GOING PRIVATE TRANSACTION HAS ATTRACTED.

Very truly yours,

Southeastern Asset Management Inc.	Icahn Enterprises L.P.

By:	/s/ G. Staley Cates	By:	/s/ Carl C. Icahn
	G. Staley Cates, CFA President & Chief Investment Officer		Carl C. Icahn Chairman of the Board

[Letter Dated May 9, 2013 Dell Board]

Board of Directors
Dell Inc.
May 9, 2013

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF DELL INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN AND HIS AFFILIATES ON APRIL 16, 2013 (THE “ICAHN SCHEDULE 14A”) AND THE SCHEDULE 13D FILED BY SOUTHEASTERN ASSET MANAGEMENT, INC. AND ITS AFFILIATES ON FEBRUARY 8, 2013 (THE “SOUTHEASTERN SCHEDULE 13D”).  EXCEPT AS OTHERWISE DISCLOSED IN THE ICAHN SCHEDULE 14A AND THE SOUTHEASTERN SCHEDULE 13D, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE ICAHN SCHEDULE 14A AND THE SOUTHEASTERN SCHEDULE 13D.  WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER.

About Southeastern Asset Management, Inc.

Southeastern Asset Management, Inc. (“SEA”), headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.

Important Legal Information

SEA intends to file other documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Dell, as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell. Before making any voting or investment decision, investors and security holders of Dell are urged to read such other documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction. Investors and security holders of Dell may obtain free copies of other documents filed with, or furnished to, the SEC by SEA at the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.